NEWS RELEASE

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES FIRST QUARTER EARNINGS

Net income of $4,618,000 for the first quarter, up 13% from 2013

CRESTVIEW HILLS, KENTUCKY, April 17, 2014 – The Bank of Kentucky Financial Corporation (the “Company”) (NASDAQ: BKYF), the holding company of The Bank of Kentucky, Inc. (the “Bank”), today reported its earnings for the first quarter ended March 31, 2014. For the first quarter, the Company reported an increase in net income of 13% compared with the same period in 2013.

A summary of the Company’s results follows:

First Quarter ended March 31,	2014	2013	Change
Net income	$4,618,000	$4,090,000	13%
Earnings per common share, basic	$0.60	$0.55	9%
Earnings per common share, diluted	$0.60	$0.54	11%

Robert W. Zapp, President & CEO, commented, “The positive first quarter results for the Company were underscored by solid loan growth, specifically in our commercial lending divisions.  In addition, improving credit metrics and revenue growth from our Wealth Advisory Group helped offset the significant decline in mortgage loan volume compared to last year.  We continued to invest in technology and people in the first quarter.  We are in the process of improving how we process loans with an upgraded system; we continue to roll out new mobile and online banking services; and we added talent and resources to help us grow quality loans while addressing the increased regulatory demands on our business.  Going forward, we will maintain this path, maximizing opportunities to expand, grow, and improve the Bank.”

The increase in net income in the first quarter of 2014 was primarily due to a $1,100,000 (55%) decrease in the provision for loan losses and a $286,000 (2%) increase in net interest income compared with the first quarter of 2013. Contributing to the decrease in the provision for loan losses were lower levels of charge-offs and lower levels of non-performing loans compared with March of 2013. Contributing to the increase in net interest income was the $74,121,000 (6%) growth in loans from March 31, 2013.

Non-interest income decreased 5% ($280,000) in the first quarter of 2014, compared with the same period in 2013, while non-interest expense increased 3% ($349,000) from the same period last year. Contributing to the decrease in non-interest income was a $274,000 or 100% decrease in gain on the sale of securities and a $374,000 or 69% decrease in gains on the sale of real estate loans, which was partially offset with $303,000 or 14% increase in service charges on deposits and an $89,000 or 10% increase in trust fee income. The decrease in gains on the sale of real estate was the result of lower refinancing volume due to slightly higher long term rates compared with 2013.

Net interest income increased $286,000, or 2% in the first quarter of 2014, compared with the same period in 2013. The net interest margin, on a tax equivalent basis, decreased 1 basis point from 3.40% in the first quarter of 2013 to 3.39% in the first quarter of 2014. The increase in the net interest income was the result of a $40.3 million or 2% growth in earning assets compared with the first quarter of 2013. The yield on earning assets decreased 6 basis points from 3.71% in the first quarter of 2013 to 3.65% in the first quarter of 2014, while the cost of interest bearing liabilities also decreased 6 basis points from .39% to .33% in the same period.

The provision for loan losses decreased by $1,100,000 (55%) in the first quarter of 2014, compared with the same period in 2013. Contributing to this decrease were lower levels of charge-offs compared with the first quarter of 2013. The Company’s annualized net charge-offs to average loans decreased from .66% in the first quarter of 2013 to .27% in the first quarter of 2014 while non-performing loans as a percentage of total loans were 1.23% as of March 31, 2014, compared with 1.84% as of March 31, 2013. The Company recorded $857,000 in net charge-offs in the first quarter of 2014 compared with $1,927,000 in the first quarter of 2013. On a quarterly sequential basis, the provision for loan losses of $900,000 in the first quarter of 2014 was $400,000 higher than the provision in the fourth quarter of 2013, while non-performing loans increased from $15.4 million (1.24% of total loans) at December 31, 2013 to $15.5 million (1.23% of total loans) at March 31, 2014. Net charge-offs on a quarterly sequential basis increased slightly from $826,000 (.27% of loans) in the fourth quarter of 2014 to $857,000 (.27% of loans) in the first quarter of 2014. As a result of improving credit metrics, the Allowance for Loan Losses (ALL) has decreased from 1.40% of loans at the end of the first quarter of 2013 to 1.30% of loans at the end of the first quarter of 2014. On a quarterly sequential basis the ALL remained stable at 1.30% at the end of the fourth quarter of 2013 and the end of the first quarter of 2014. The adequacy of the ALL is analyzed quarterly and adjusted as necessary to maintain appropriate reserves for probable incurred losses in The Bank’s loan portfolio.

Total assets were $1.859 billion at the end of the first quarter of 2014, which was $39 million or 2% higher than on the same date a year ago. The increase of $74 million (6%) in total loans and $20 million (5%) in investments were offset by a $49 million (38%) decrease in cash and cash equivalents. The decrease in cash and cash equivalents included a $53 million (67%) decrease in fed funds sold. The increase in assets was funded by an increase in deposits of $25 million, or 2%, and an increase in equity of $13.7 million or 8% from the same date in 2013.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

First Quarter Comparison

Income Statement Data	3/31/14	3/31/13	% Chg
Interest income	$14,929	$14,866	0%
Interest expense	1,060	1,283	(17)%
Net interest income	13,869	13,583	2%

Provision for loan losses	900	2,000	(55)%
Net interest income after provision for loan losses	12,969	11,583	12%
Non interest income	5,582	5,862	(5)%
Non interest expense	12,118	11,769	3%
Net income before income taxes	6,433	5,676	13%
Provision for income taxes	1,815	1,586	14%
Net income	$4,618	$4,090	13%
Per Common Share Data
Diluted earnings per common share	0.60	0.54	11%
Cash dividends declared	0.18	0.17	6%
Earnings Performance Data
Return on common equity	10.18%	9.66%	52	bps
Return on assets	1.01%	0.92%	9	bps
Net interest margin	3.31%	3.32%	(1	)bps

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

Balance Sheet Data
	March 31, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$89,102	$78,621
Investments	396,733	418,385
Loans held for sale	6,248	3,214
Total loans, gross	1,261,863	1,249,645
Allowance for loan losses	(16,349)	(16,306)
Premises and equipment, net	22,845	22,444
Goodwill and acquisition intangibles, net	23,737	23,871
Other assets and accrued interest receivable	75,244	77,618
Total assets	$1,859,423	$1,857,492

Liabilities & Shareholders’ Equity
Total deposits	$1,584,076	$1,587,585
Short-term borrowings	29,220	27,643
Notes payable	45,515	45,577
Accrued interest payable and other liabilities	13,981	15,548
Total liabilities	1,672,792	1,676,353
Common stockholders’ equity	186,631	181,139
Total liabilities and shareholders’ equity	$1,859,423	$1,857,492

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

Average Balance Sheet Rates (presented on a tax equivalent basis )

	Quarter ended March 31, 2014			Quarter ended March 31, 2013
	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate

Interest-earning assets:
Loans receivable (1)(2)	$1,255,552	$13,123	4.24%	$1,194,657	$13,396	4.55%
Securities (2)	412,047	2,074	2.04	376,370	1,679	1.81
Other interest-earning assets	29,854	67	0.91	86,110	96	0.45

Total interest-earning assets	1,697,453	15,264	3.65	1,657,137	15,171	3.71

Non-interest-earning assets	158,850			154,538
Total assets	$1,856,303			$1,811,675

Interest-bearing liabilities:
Transaction accounts	947,221	386	0.17	892,609	399	0.18
Time deposits	298,020	438	0.60	351,751	645	0.74
Borrowings	73,529	236	1.30	75,375	239	1.29
Total interest-bearing liabilities	1,318,770	1,060	0.33	1,319,735	1,283	0.39

Non-interest-bearing liabilities	353,648			320,242

Total liabilities	1,672,418			1,639,977

Shareholders’ equity	183,885			171,698

Total liabilities and shareholders’ equity	$1,856,303			$1,811,675

Net interest income		$14,204			$13,888
Interest rate spread			3.32%			3.32%
Net interest margin (net interest income as a percent of average interest-earning assets)			3.39%			3.40%

(1)	Includes non-accrual loans.
(2)	Income presented on a tax equivalent basis using a 35.00% tax rate in 2014 and 2013, respectively. The tax equivalent adjustment was $335,000 and $305,000 in 2014 and 2013, respectively.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

Five-Quarter Comparison

Income Statement Data	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Net interest income	$13,869	$14,041	$13,922	$13,708	$13,583
Provision for loan losses	900	500	600	1,600	2,000

Net interest income after provision for loan losses	12,969	13,541	13,322	12,108	11,583
Service charges and fees	2,434	2,782	2,829	2,581	2,131
Gain on sale of real estate loans	165	165	282	672	539
Gain on sale of securities	-	-	-	-	274
Trust fee income	941	854	846	850	852
Bankcard transaction revenue	999	1,008	1,012	1,044	957
Gains/(losses) on other real estate owned	(81)	(22)	(201)	(308)	(4)
Other non-interest income	1,124	1,466	1,288	1,001	1,113
Total non-interest income	5,582	6,253	6,056	5,840	5,862
Salaries and employee benefits expense	5,873	5,691	5,969	5,988	5,913
Occupancy and equipment expense	1,435	1,330	1,366	1,315	1,306
Data processing expense	535	551	533	537	550
State bank taxes	642	584	615	615	575
Other real estate owned and loan collection	342	384	457	350	334
Amortization of intangible assets	133	148	151	157	159
FDIC Insurance	554	376	317	335	295
Other non-interest expenses	2,604	2,528	2,311	2,368	2,637
Total non-interest expense	12,118	11,592	11,719	11,665	11,769
Net income before income tax expense	6,433	8,202	7,659	6,283	5,676
Income tax expense	1,815	2,427	2,244	1,798	1,586
Net income	$4,618	$5,775	$5,415	$4,485	$4,090
Per Common Share Data
Diluted earnings per common share	0.60	0.76	0.72	0.59	0.54
Cash dividends declared	0.18	0.18	0.17	0.17	0.17
Weighted average common shares outstanding
Basic	7,640,872	7,565,121	7,516,770	7,491,619	7,478,901
Diluted	7,687,106	7,611,879	7,549,530	7,564,121	7,583,544
Earnings Performance Data
Return on common equity	10.18%	12.86%	12.44%	10.48%	9.66%
Return on assets	1.01%	1.25%	1.21%	1.00%	0.92%
Net interest margin	3.31%	3.32%	3.42%	3.38%	3.32%
Net interest margin (tax equivalent)	3.39%	3.39%	3.50%	3.46%	3.40%

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

Five-Quarter Comparison

Balance Sheet Data	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Assets:
Cash and cash equivalents	$89,102	$78,621	$102,448	$80,941	$138,561
Investments	396,733	418,385	389,179	384,653	376,704
Loans held for sale	6,248	3,214	2,435	9,909	14,038
Total loans	1,261,863	1,249,645	1,201,193	1,185,449	1,187,742
Allowance for loan losses	(16,349)	(16,306)	(16,632)	(16,650)	(16,641)
Premises and equipment, net	22,845	22,444	22,517	22,560	22,559
Goodwill and acquisition intangibles, net	23,737	23,871	24,018	24,169	24,325
Other assets & accrued interest receivable	75,244	77,618	77,066	74,859	73,223
Total assets	$1,859,423	$1,857,492	$1,802,224	$1,765,890	$1,820,511
Liabilities & Shareholders’ Equity:
Total deposits	$1,584,076	$1,587,585	$1,529,505	$1,504,829	$1,558,933
Short-term borrowings	29,220	27,643	32,167	26,934	28,309
Notes payable	45,515	45,577	50,695	50,702	48,709
Accrued interest payable & other liabilities	13,981	15,548	14,606	13,196	11,604
Total liabilities	1,672,792	1,676,353	1,626,973	1,595,661	1,647,555
Shareholders’ equity	186,631	181,139	175,251	170,229	172,956
Total liabilities and shareholders’ equity	$1,859,423	$1,857,492	$1,802,224	$1,765,890	$1,820,511
Common shares outstanding	7,649,493	7,619,999	7,528,618	7,498,014	7,482,776
Average Balance Sheet Data
Average investments	$412,047	$404,687	$386,644	$387,526	$376,370
Average other earning assets	29,854	55,521	29,039	46,886	86,110
Average loans	1,255,552	1,218,140	1,199,824	1,190,590	1,194,657
Average earning assets	1,697,453	1,678,348	1,615,507	1,625,002	1,657,137
Average assets	1,856,303	1,839,242	1,771,491	1,790,043	1,811,675
Average deposits	1,576,944	1,568,764	1,506,101	1,529,159	1,551,953
Average interest bearing deposits	1,245,241	1,215,455	1,164,947	1,215,858	1,244,360
Average interest bearing transaction deposits	947,221	911,075	848,512	882,084	892,609
Average interest bearing time deposits	298,020	304,380	316,435	333,774	351,751
Average borrowings	73,529	78,197	80,733	74,927	75,375
Average interest bearing liabilities	1,318,770	1,293,652	1,248,680	1,290,785	1,319,735
Average common stockholders equity	183,885	178,135	172,740	171,593	171,698

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

Five-Quarter Comparison

Asset Quality Data	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Allowance for loan losses to total loans	1.30%	1.30%	1.38%	1.40%	1.40%
Allowance for loan losses to non-performing loans	105%	106%	101%	88%	76%
Nonaccrual loans	$15,531	$15,417	$16,197	$18,934	$21,771
Loans – 90 days past due & still accruing	12	21	207	11	36
Total non-performing loans	15,543	15,438	16,404	18,945	21,807
OREO and repossessed assets	5,557	5,305	6,141	5,207	5,454
Total non-performing assets	21,100	20,743	22,545	24,152	27,261
Restructured loans-accruing	11,825	8,816	7,109	7,204	7,499
Non-performing loans to total loans	1.23%	1.24%	1.37%	1.60%	1.84%
Non-performing assets to total assets	1.14%	1.12%	1.26%	1.38%	1.50%
Annualized charge-offs to average loans	0.27%	0.27%	0.21%	0.54%	0.66%
Net charge-offs	$857	$826	$618	$1,591	$1,927

Other Information
Total assets under management (in millions)	858	836	766	747	744
Full-time equivalent employees	345	346	351	361	364

About BKFC

BKFC, a bank holding company with assets of approximately $1.859 billion, offers banking and related financial services to both individuals and business customers. BKFC operates thirty-two branch locations and fifty-six ATMs in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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